Exhibit 99.1

Inspire Medical Systems, Inc. Announces Fourth Quarter and
Full Year 2021 Financial Results and Provides 2022 Guidance

Accelerated Patient Demand and Increased Center Capacity Drives Year-over-Year Revenue Growth of 70% and 102% in the Fourth Quarter and Full Year, Respectively

MINNEAPOLIS, Minnesota - February 8, 2022 - Inspire Medical Systems, Inc. (NYSE: INSP) ("Inspire"), a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea, today reported financial results for the quarter and full year ended December 31, 2021, and provided full year 2022 guidance.
Recent Business Highlights and Full Year 2022 Guidance
•Generated revenue of $78.4 million in the fourth quarter of 2021, a 70% increase over the same quarter last year, and revenue of $233.4 million in full year 2021, a 102% increase over full year 2020
•Activated 81 new centers in the U.S. in the fourth quarter of 2021, bringing the total to 684 U.S. medical centers implanting Inspire therapy
•Created 16 new sales territories in the fourth quarter of 2021, bringing the total to 157 U.S. sales territories
•Achieved significant therapy utilization milestones, including 20,000th patient to receive Inspire therapy in 2021, and completion of the first Inspire therapy procedures in Japan and the United Kingdom in early 2022
•Entered into exclusive distribution agreements to commercialize Inspire therapy in Singapore and Hong Kong
•Received U.S. Food and Drug Administration (“FDA”) approval for the Inspire Bluetooth-enabled patient remote control
•Expects full year 2022 revenue to be in the range of $318 million to $326 million, which would represent year-over-year growth of approximately 36% to 40%
“We experienced significant momentum throughout our business in the fourth quarter,” said Tim Herbert, President and Chief Executive Officer of Inspire Medical Systems. “The 70% year-over-year revenue growth achieved in the fourth quarter reflects accelerated patient demand for Inspire therapy and our increasing capacity at new and existing centers. In addition, our ability to improve patient access to care through our Advisor Care Program, and the positive reimbursement environment for Inspire therapy continues to fuel the growth in therapy adoption. We are proud that in the fourth quarter, we surpassed 20,000 patients who have received Inspire therapy.”
“The recent surge in the COVID-19 pandemic driven by the Omicron variant impacted our business in late 2021 and into early 2022 having caused the postponement of procedures in certain of our sales regions. We anticipate that COVID cases caused by the Omicron variant will decline in the U.S. and in Europe, reducing this impact on our business. Despite these headwinds, and taking into consideration the normal seasonality we see at the beginning of a calendar year, we have strong confidence in our business for the remainder of 2022 and, therefore, are providing annual revenue guidance of $318 to $326 million.”
“The 81 new U.S. implanting centers we added in the fourth quarter significantly exceeded our guidance of 52 to 56 new centers per quarter and is indicative of the continued demand by physicians and centers for access to Inspire therapy. To further support this demand, we created 16 new U.S. sales territories in the fourth quarter, ending the year with 157 territories," continued Mr. Herbert. "Importantly, our robust pace in the opening of new centers includes a growing number of ASCs, which continue to increase at a higher rate compared to hospitals.”
“The Inspire team is also very excited to announce the first implants of Inspire therapy in Japan and in the United Kingdom,” added Mr. Herbert. “In addition, we have entered into distribution agreements to introduce Inspire therapy in Singapore and in Hong Kong and are planning for the first implants in each territory in 2022.”

Fourth Quarter 2021 Financial Results
Revenue was $78.4 million for the three months ended December 31, 2021, a 70% increase from $46.0 million in the corresponding period in the prior year. U.S. revenue for the quarter was $75.6 million, an increase of 77% as compared to the prior year quarter. Fourth quarter revenue outside of the U.S. was $2.8 million, a decrease of 13% as compared to the fourth quarter of 2020.
Gross margin was 85.8% for the three months ended December 31, 2021, compared to 84.4% for the corresponding prior year period.
Operating expense increased to $69.1 million for the fourth quarter of 2021, as compared to $45.9 million in the corresponding prior year period, an increase of 50%. This planned increase primarily reflected ongoing investments in the expansion of the U.S. and European sales organizations, direct-to-patient marketing programs, and continued product development efforts, as well as increased general corporate costs.
Net loss was $2.4 million for the fourth quarter of 2021, as compared to $7.5 million in the corresponding prior year period. The diluted net loss per share for the fourth quarter of 2021 was $0.09 per share, as compared to $0.28 in the prior year period.
Full Year 2021 Financial Results
Revenue was $233.4 million in full year 2021, a 102% increase from $115.4 million in the prior year. U.S. revenue for full year 2021 was $221.0 million, an increase of 108% over the prior year. Full year 2021 revenue outside the U.S. was $12.4 million, an increase of 34% over full year 2020.
Gross margin was 85.7% for full year 2021, compared to 84.7% for full year 2020.
Operating expense was $240.0 million for full year 2021, as compared to $154.0 million in full year 2020, an increase of 56%.
Net loss was $42.0 million for full year 2021, as compared to $57.2 million for full year 2020. The diluted net loss per share for full year 2021 was $1.54 per share, compared to $2.19 for full year 2020.
As of December 31, 2021, cash, cash equivalents and investments were $224.4 million, compared to $234.4 million at December 31, 2020.
Full Year 2022 Guidance
Inspire expects full year 2022 revenue to be in the range of $318 million to $326 million, which would represent growth of approximately 36% to 40% over full year 2021 revenue of $233.4 million. Gross margin for the full year 2022 is anticipated to be in the range of 85% to 86%.
In addition, during each quarter of 2022, the Company expects to activate 52 to 56 new U.S. medical centers implanting Inspire therapy, and add 11 to 12 new territories.
Webcast and Conference Call
Inspire’s management will host a conference call after market close today, Tuesday, February 8, 2022, at 5:00 p.m. Eastern Time to discuss these results and answer questions.
Tuesday, February 8th at 5:00 p.m. Eastern Time:
Domestic:            (800) 344-0786
International:            (209) 905-5969
Conference ID:            6196895
Webcast:            https://edge.media-server.com/mmc/p/yqez27hd

To listen to a live webcast, please visit the Investors section of the Inspire website at www.inspiresleep.com. The webcast replay will be available on the Inspire website for two weeks following the completion of the call.

About Inspire Medical Systems
Inspire is a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.
For additional information about Inspire, please visit www.inspiresleep.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding full year 2022 financial outlook, our expectations to activate new U.S. medical centers and add new territories and the impact of such additions, and our strategy to grow and scale our business. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.
These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S.; future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; the impact of the ongoing and global COVID-19 pandemic; general and international economic, political, and other risks, including currency and stock market fluctuations and the uncertain economic environment; our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to enhance our Inspire system, expand our indications and develop and commercialize additional products; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our dependence on third-party suppliers, contract manufacturers and shipping carriers; consolidation in the healthcare industry; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; risks associated with international operations; our ability to manage our growth; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; risk of product liability claims; risks related to information technology and cybersecurity; risk of damage to or interruptions at our facilities; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; and the timing or likelihood of regulatory filings and approvals. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 to be filed with the SEC, and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website at www.inspiresleep.com. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor & Media Contact:
Bob Yedid
LifeSci Advisors
646-597-6989
Bob@LifeSciAdvisors.com

INSPIRE MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$78,398	$46,009	$233,394	$115,381
Cost of goods sold	11,156	7,161	33,279	17,623
Gross profit	67,242	38,848	200,115	97,758
Operating expenses:
Research and development	10,294	7,285	37,350	26,092
Selling, general and administrative	58,769	38,625	202,615	127,874
Total operating expenses	69,063	45,910	239,965	153,966
Operating loss	(1,821)	(7,062)	(39,850)	(56,208)
Other expense (income):
Interest income	(15)	(77)	(125)	(1,092)
Interest expense	538	533	2,128	2,117
Other expense (income), net	27	(62)	117	(145)
Total other expense	550	394	2,120	880
Loss before income taxes	(2,371)	(7,456)	(41,970)	(57,088)
Income taxes	20	28	72	115
Net loss	(2,391)	(7,484)	(42,042)	(57,203)
Other comprehensive loss:
Unrealized (loss) gain on investments	(46)	(44)	(84)	(73)
Total comprehensive loss	$(2,437)	$(7,528)	$(42,126)	$(57,276)
Net loss per share, basic and diluted	$(0.09)	$(0.28)	$(1.54)	$(2.19)
Weighted average common shares used to compute net loss per share, basic and diluted	27,374,196	26,984,534	27,262,979	26,073,418

INSPIRE MEDICAL SYSTEMS, INC.
BALANCE SHEETS (Unaudited)
(in thousands, except share and per share amounts)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$214,467	$190,518
Investments, short-term	—	43,844
Accounts receivable, net of allowance for credit losses of $99 and $42, respectively	34,179	25,063
Inventories	17,231	8,479
Prepaid expenses and other current assets	2,660	1,965
Total current assets	268,537	269,869
Investments, long-term	9,938	—
Property and equipment, net	8,486	5,311
Operating lease right-of-use asset	7,919	5,805
Other non-current assets	204	204
Total assets	$295,084	$281,189
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$11,665	$7,209
Accrued expenses	20,454	13,516
Notes payable, current portion	9,188	—
Total current liabilities	41,307	20,725
Notes payable, non-current portion	15,799	24,746
Operating lease liability, non-current portion	8,796	5,886
Other non-current liability	134	85
Total liabilities	66,036	51,442
Stockholders' equity
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $0.001 par value, 200,000,000 shares authorized; 27,416,106 and 27,069,276 shares issued and outstanding at December 31, 2021 and 2020, respectively	27	27
Additional paid-in capital	508,465	467,038
Accumulated other comprehensive (loss) income	(55)	29
Accumulated deficit	(279,389)	(237,347)
Total stockholders' equity	229,048	229,747
Total liabilities and stockholders' equity	$295,084	$281,189